Addendum to Firstar Transfer Agent Agreement

This Addendum to the Transfer Agent Agreement dated August 1st, 1994, is entered into by and between Firstar Mutual Fund Services, LLC and The Bramwell Funds, Inc. as of the 30th day of September, 1998.

WHEREAS, the mutual funds servicing division of Firstar Trust Company became a limited liability company and separate subsidiary of Firstar Bank, Milwaukee on September 30, 1998; and

WHEREAS, the entity known as Firstar Trust Company ceased operations on September 30, 1998; NOW,

THEREFORE, Firstar Mutual Fund Services, LLC will be the successor responsible party to the Agreement referenced above and will assume all responsibility for any acts or omissions during the time Firstar Trust Company was the named service provider under this Agreement.

Firstar Mutual Fund Services, LLC                The Bramwell Funds, Inc.

Y:/s/Mike R. McVoy                               BY:/s/Elizabeth R. Bramwell
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ATTEST:/s/Gaim M. Zess                            ATTEST:/s/Mary F. McCollum
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